Exhibit 8.2










                              September 16, 1996




First Monco Bancshares, Inc.
129 Hines Street
Monroeville, AL  36460
Attention:  Chairman

          Re: Agreement and Plan of Merger dated as of May 31, 1996 as amended and restated as of August 21, 1996 (the "Agreement") between First Monco Bancshares, Inc. ("FMB") and South Alabama Bancorporation, Inc. ("SAB")

Gentlemen:

     This letter is in response to your request that we provide you with our opinion with respect to certain of the federal income tax consequences of consummation of the transaction set forth in the Agreement. In rendering this opinion, we have relied upon the facts presented to us in (i) the Agreement, and (ii) Joint Proxy Statement and Prospectus filed with the Securities and Exchange Commission as part of SAB's Registration Statement on Form S-4, including the exhibits thereto. Additionally, we have relied upon the representations of management of FMB (and, in one instance, certain shareholders of FMB) and management of SAB set forth in certificates of officers of those entities, copies of which are attached hereto as Exhibits A and B, respectively. In the aggregate, the facts relied upon are as set forth in the section of this letter denominated "FACTS."

     In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

     We have assumed that the stockholders of both SAB and FMB approve the Agreement in accordance with law of their state of incorporation. We have assumed that the transaction contemplated by the Agreement will qualify as a statutory merger under Delaware and Alabama law.

                                    FACTS

     SAB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with its principal executive office located in Mobile, Alabama. It has 4,500,000 authorized shares of common capital stock, $.01 par value per share ("SAB Common Stock"), of which 3,001,563 shares were issued and outstanding as of May 31, 1996. Additionally, SAB has 500,000 authorized shares of preferred stock, having no par value.
As of May 31, 1996, no shares of preferred stock were issued and outstanding. Since May 31, 1996, there has been no change in the issued and outstanding
SAB Common Stock (except (i) as will be effected by the transaction described herein, and (ii) for insignificant changes occurring in the ordinary course of business) and none of the preferred shares have been issued.

     FMB is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama with its principal executive offices located in Monroeville, Alabama. As of May 31, 1996, FMB had 250,000 authorized shares of common capital stock, each of which had a par value of $25.00 per share (the "FMB Common Stock"), of which 11,795 were issued and outstanding as of May 31, 1996. FMB has no other class of stock authorized.

     Numerous factors were considered by the Board of Directors of FMB and SAB in approving and recommending the terms of the merger set forth in the Agreement (the "Merger") to their respective shareholders. These included an analysis of the financial structure, results of operations and prospects of SAB and FMB, the composition of the businesses of the two organizations, the overall compatibility of the management of the organizations, the outlook for both organizations in the banking and financial services industry, and the opinion of investment banks as to the fairness of the terms of the merger from a financial point of view.

     The area of South Alabama and, in particular, Mobile and Baldwin Counties, is a growing market. Loan demand at SAB's financial institution subsidiary has been strong for several years and SAB's Board of Directors believes that the stable core deposit base, strong capital position and liquidity of FMB, will allow the merged company to remain competitive in the lending area. Technology changes are also occurring rapidly in the banking industry and SAB's management believes that a larger, expanded company will enhance SAB's ability to keep pace with these changes.

     The FMB Board of Directors examined its market area of Monroe County, Alabama, and while such market provides a stable deposit base, the prospects for loan growth within the market area appeared limited. Intense competition exists among financial institutions in Monroe County and Monroeville. The FMB Board of Directors believe that the long-term continued viability of FMB would be derived from diversity and expansion beyond Monroe County, even though FMB should maintain its philosophy of community banking and service to its customers.

     Additionally, the Merger will be in the best interest of the shareholders of FMB. Specifically, the method of computing the value of the consideration to be received by FMB shareholders includes a fixed component which represents a considerable premium over the book value of the FMB Common Stock and will be in the form of a more marketable security, in that FMB shareholders will receive stock in SAB which has substantial assets and its stock is publicly traded.

     Prior to the Merger, no FMB Common Stock is held by FMB or any subsidiary thereof or by SAB or any subsidiary thereof, other than in a fiduciary capacity and in the case of FMB as treasury stock. Upon consummation of the Merger, each share of FMB Common Stock issued and outstanding immediately prior to the Merger (excluding shares held by Stockholders who perfect their dissenter's rights) shall cease to be outstanding and shall be converted into the number of newly issued shares of SAB Common Stock having a market value during the valuation period of $1,415.76 subject to certain adjustments.
Market value will be determined based upon the average closing bid and asking price as reported by the National Association of Securities Dealers, Inc.
The valuation period is the twenty consecutive trading days ending two trading days prior to the merger. The SAB Common Stock to be issued in the Merger will have been registered with the Securities and Exchange Commission under the Securities Act of 1933. The fair market value of the SAB Common Stock and cash consideration in the case of fractional shares will be approximately equal to the fair market value of the FMB Common Stock surrendered in exchange therefor.

     Each share of SAB Common Stock (excluding shares held by stockholders who perfect their dissenter's right of appraisal as provided in the Merger Agreement) issued and outstanding immediately prior to the effective time of the Merger shall remain issued and outstanding from and after the effective time.

     As contemplated in the Agreement, FMB will be merged into and become a part of SAB, which will be the surviving corporation. FMB's separate corporate existence will cease to exist upon consummation of the Merger. Thereafter, SAB will continue to operate the subsidiary corporations and businesses of SAB and FMB conducted prior to the Merger. The Merger will be effected pursuant to the laws of the State of Delaware. SAB, as the successor corporation, will acquire all of the assets of FMB and assume all of FMB's liabilities. Both the fair market value and adjusted basis of the assets of FMB to be transferred to SAB will equal or exceed the sum of liabilities to be assumed by SAB, plus the amount of liabilities, if any, to which the transferred assets are subject. The liabilities of FMB to be assumed by SAB and the liabilities to which transferred assets of FMB are subject were incurred by FMB in the ordinary course of its business. FMB does not have any indebtedness of SAB or any subsidiary of SAB that was issued, acquired or will be settled at a discount, or that was issued or acquired in connection with this transaction. Nor does SAB have any indebtedness of FMB or any subsidiary of FMB that was issued, acquired or will be settled at a discount, or that was issued or acquired in connection with this transaction.

     No fractional shares will be issued in connection with the Merger. In the event that a fractional share is computed, the shareholder will receive cash (without interest) in lieu thereof. The cash payment in lieu of fractional shares is solely for the purpose of avoiding the expense and inconvenience to SAB of issuing fractional shares and does not represent separately bargained-for consideration. No one holder of FMB Common Stock will receive cash greater than the value of one full share of SAB Common Stock, and in the aggregate the maximum amount of cash consideration that will be paid in the transaction to the holders of FMB Common Stock in lieu of fractional shares will not exceed the product of (i) the number of holders of FMB Common Stock on the effective date of the Merger, times (ii) the value of one full share of SAB Common Stock on such date. Any holder of SAB Common Stock or FMB
Common Stock who perfects his statutory dissenter's rights shall be entitled to receive the value of such shares in cash, as determined pursuant to law.

     SAB has no plan or intention to sell or otherwise dispose of any of the assets of FMB acquired in the transaction, except for dispositions made, or to be made, in the ordinary course of business or for transfers to another corporation controlled by SAB. Following the Merger, SAB will continue the historic business of FMB and use a significant portion of FMB's assets in such business.

     All SAB Common Stock to be received by FMB shareholders will be freely transferable, except for SAB Common Stock received by persons deemed to be "affiliates" of FMB who under Rule 145 pursuant to the Securities Act of 1934 will be restricted as to future sales. As of the effective date of the Merger, each such affiliate, will have entered into an agreement restricting resale of the SAB Common Stock.

     To the best knowledge of management of FMB, there is no plan or intention by any holder of 1% or more of the outstanding shares of FMB Common Stock to sell, exchange, or otherwise dispose of any of the SAB Common Stock received in the transaction and, to the best knowledge of management of FMB, there is no plan or intention on the part of the remaining holders of FMB Common Stock to sell, exchange or otherwise dispose of a number of SAB Common Stock received in the Merger that would reduce the holders of FMB Common Stock holdings of SAB Common Stock received in the Merger to less than 50% of the value of all FMB Common Stock as of the effective date of the Merger. SAB has no plan or intention to reacquire any SAB Common Stock issued in the transaction.

     John B. Barnett, Jr., President of FMB, Haniel F. Croft, Vice President of FMB, and John B. Barnett, III, Vice-President of FMB, will be elected to the Board of Directors of SAB effective on the date of consummation of the Merger and thereafter will receive an annual fee as a director of SAB. The fee to be paid Messrs. Barnett, Croft and Barnett, as directors, is not allocable to any of the FMB Common Stock. Additionally, John B. Barnett, III and Haniel F. Croft will enter into employment contracts with either Monroe County Bank or SAB which will provide, among other things, for severance pay in the event of termination without cause, including termination following a change in control, equal to a multiple of the employee's salary and bonus for the twelve months immediately preceding his termination. Any consideration to be paid by Monroe County Bank or SAB pursuant to such employment contracts is not allocable to any of their FMB Common Stock. Finally, no shareholder-employee of FMB will receive any consideration for the FMB Common Stock owned by such shareholder-employee in the form of compensation for services rendered or to be rendered, and all compensation to such shareholder-employees for services rendered or to be rendered will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     None of SAB, its subsidiaries (other than in a fiduciary capacity), directors and executive officers owned on May 31, 1996 any FMB Common Stock.

     SAB and FMB will each bear and pay costs and expenses incurred by it, or on its behalf, in connection with the Merger, except that SAB will pay 2/3 and FMB will pay 1/3 of all direct, out-of-pocket costs and expenses incurred after execution of the Merger Agreement, including filing, registration and application fees, printing and mailing fees and expenses, and fees and expenses of their respective accountants and counsel. Any costs and expenses incurred by a holder of FMB Common Stock will be for his own account and will not be paid by SAB or FMB.

     Neither SAB nor FMB is under the jurisdiction of a court in a Title 11 or similar case.

     As of June 30, 1996, the total assets of FMB, exclusive of cash, cash items (including receivables) and Government securities, were $78,489,000.
Of this amount, the total value of the assets held for investment constitutes $53,797,000, of which $53,797,000 consisted of stock and securities. As of the date hereof, there has been no substantial change in FMB's total assets, that portion of FMB's total assets held for investment or that portion represented by stock and securities.

     As of June 30, 1996, the total assets of SAB, exclusive of cash, cash items (including receivables) and Government securities, were $211,209,000. Of this amount, the total value of the assets held for investment constitutes $53,576,000, of which $53,176,000 consisted of stock and securities. As of the date hereof, there has been no substantial change in SAB's total assets, that portion of SAB's total assets held for investment or that portion represented by stock and securities.


                                LEGAL ANALYSIS

     Section 354(a)(1) of the Internal Revenue Code of 1986 (the "Code") provides that gain or loss will not be recognized to a transferor stockholder if stock or securities in a corporation that is a "party to a reorganization" are, pursuant to a "plan of reorganization," exchanged solely for stock or securities in another corporation that is also a "party to the reorganization." The exchange to which section 354(a)(1) applies must be pursuant to a "plan of reorganization" and the stock and securities surrendered and received must be the stock and securities of corporations each of which are a "party to a reorganization" as those terms are defined in section 368. Treas. Reg.
Section 1.354-1(a). Section 354(a)(2)(A) provides that the non-recognition rule of section 354(a)(1) will not apply if either (i) the principal amount of the securities received by the transferor exceeds the principal amount of the securities surrendered by the transferor, or (ii) securities are received by the transferor but no securities are surrendered by the transferor.

     Section 356(a)(1) provides that if the non-recognition rule of section 354(a)(1) would apply to an exchange except that money or "other property" is received by the transferor in addition to stock or securities in a corporation that is a "party to a reorganization," then gain will be recognized by the transferor to the extent of the money and fair market value of the "other property" received. If such an exchange has the effect of the distribution of a dividend, then each transferor that receives money or "other property" will have the gain to be recognized treated as a dividend to the extent of such transferor's ratable share of the earnings and profits of the corporation which the transferor held stock. Code, Section 356(a)(2). Whether a distribution has the effect of a dividend will be determined based upon principles developed under sections 356(a)(2) and 302 for determining dividend equivalency. Rev. Rul. 74-515, 1974-2 C.B. 118. In applying those principles in the context of section 356, one compares the interest the shareholder actually received in the acquiring corporation in the reorganization with the interest the shareholder would have received in the acquiring corporation if solely stock had been received. Commissioner v. Clark, 489 U.S. 726 (1989); Rev. Rul. 93-61, 1993-2 C.B. 118.

     The phrase "other property" does not include "securities" if such securities would be permitted to be received without the recognition of gain under the provisions of section 354. Code, Section 356(d)(2)(A). Further, if securities of a corporation "a party to a reorganization" are surrendered and securities of a corporation a "party to a reorganization" received which exceed the principal amount of the securities surrendered, the term "other property" includes only the fair market value of the excess principal amount. Code, Section 356(d)(2)(B).

     In a "reorganization" where cash is paid by the acquiring corporation is not separately bargained for but is in lieu of fractional share interests to which shareholders are entitled, such cash payment will be treated under section 302(a) as a redemption of the fractional share interest which will be treated as a distribution in exchange, provided that the redemption is not essentially equivalent to a dividend. Rev. Rul. 66-365, 1966 2 C.B. 116.
The Internal Revenue Service (the "Service") will normally rule that a cash distribution in lieu of fractional share interests arising in a "reorganization" will be in part or full payment in exchange for the stock redeemed if the cash distribution is undertaken solely for the purpose of saving the corporation the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained-for consideration. Rev. Proc. 77-41, 1977-2 C.B. 574.

     In the present matter, holders of FMB Common Stock will exchange their shares for SAB Common Stock. Only in the instance where a fractional share is computed will the holder of a FMB Share receive cash in lieu of an SAB Share. The distribution of cash as opposed to distribution of a fractional share of an SAB Share is solely for the purpose of saving SAB the expense and inconvenience of issuing and transferring fractional SAB Common Stock and is not separately bargained-for consideration.

     In the case of an exchange to which section 354 applies, the basis of the stock or securities received by the transferor without the recognition of gain or loss shall be the same as that of the stock or securities exchanged, decreased by (i) the fair market value of any "other property" and money received by the transferor and (ii) the amount of loss recognized by the taxpayer on the exchange, and increased by (x) the amount treated as a dividend and (y) the amount of gain recognized on the exchange, exclusive of the portion treated as a dividend. Code, Section 358(a)(1).

     The holding period of stock of a corporation a "party to a reorganization" received by a transferor includes the period of time that the transferor held the stock of the other corporation "a party to the reorganization" if such stock constitutes a capital asset in the hands of the transferor. Code, Section 1223(1). Additionally, for this rule to apply the stock received must have the same basis, in whole or in part, as the stock exchanged. Generally, a capital asset will include all property held by a taxpayer exclusive of (i) stock in trade of a taxpayer or (ii) other property of a kind which would be properly includible in inventory.
Code, Section 1221(1).

     In the present matter, a holder of FMB Common Stock will have a basis in the SAB Common Stock received equal to such holder's basis in the FMB Common Stock surrendered, decreased by the amount of any cash received in lieu of a fractional SAB Share and increased by the amount of gain recognized as a result of receiving cash in lieu of a fractional share. Such holder of FMB Common Stock will include in the holding period of SAB Common Stock the holding period of such holder of FMB Common Stock unless the FMB Common Stock were not considered as a capital asset in the hands of such holder.

     With respect to the tax treatment of a corporation that is a "party to a reorganization" that issues stock to a transferor of stock or securities in another corporation that is a "party to a reorganization," the basis of the property acquired shall be the same as the transferor's basis in the property surrendered increased by the amount of gain recognized by the transferor on such transfer. Code, Section 362(b).

     The terms "reorganization" and "party to a reorganization" are defined in sections 368(a) and 368(b). The term "plan of reorganization" is defined in the regulations promulgated under the authority of section 368.

     A "reorganization" includes for present purposes a statutory merger effected pursuant to the corporation laws of the United States or a state of the United States. Code, Section 368(a)(1)(A); Treas. Reg.
Section 1.368-2(b)(1).

     Two additional requirements for a "reorganization" are a "continuity of business enterprise" and a "continuity of interest" therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization. Treas. Reg. Section 1.368-1(b).

     The "continuity of business enterprise" requirement is satisfied if the acquiring corporation either (i) continues the acquired corporation's historic business, or (ii) uses a significant portion of the acquired corporation's historic business assets in a business. Treas. Reg. Section 1.368-1(d)(2). With respect to continuing the historic business of the acquired corporation, the fact that the acquiring corporation is in the same line of business as the acquired corporation tends to establish the requisite business continuity. The acquired corporation's historic business is generally the business it has most recently conducted. If the acquired corporation has more than one line of business, continuity of business enterprise requires that only a significant line of business be conducted. Treas. Reg. Section 1.368-1(d)(3). With respect to the alternative of historic business assets continuity, it generally will be satisfied if the acquiring corporation utilizes a significant portion of the acquired corporation's historic business assets in a business. An acquired corporation's historic business assets are those assets used in its historic business. Whether a "significant" portion of the historic assets are used in a business is based upon the relative importance of the assets to the operation of the business. Treas. Reg. Section 1.368-1(d)(4).

     The "continuity of interest" requirement is satisfied if there exists among the holders of the stock and securities of either (i) the acquired corporation or (ii) acquiring corporation the requisite continuity of interest in the acquiring corporation. Treas. Reg. Section 1.368-1(b). For ruling purposes, the Service has stated that the continuity of interest requirement will be satisfied if one or more shareholders of the acquired corporation acquire stock of the acquiring corporation, or a corporation controlling the acquiring corporation, that is equal in value to at least 50% of the value of all the outstanding stock of the acquired corporation on the date of the reorganization. Rev. Proc. 77-37, 1977-2 C.B. 568.

     In the present matter, SAB will both continue FMB's historic business and use a significant portion of FMB's historic business assets in such business. Additionally, former holders of FMB Common Stock will acquire in the aggregate SAB Common Stock equal in value to at least 50% of the value of all of the outstanding FMB Common Stock on the date of the reorganization and there is no known intent to dispose of a sufficient number of SAB Common Stock to reduce the value of the SAB Common Stock received and retained to less than 50% of the value of the FMB Common Stock immediately before the Merger.

     Additionally, for a transaction to qualify as a reorganization by virtue of a statutory merger, there must be a business purpose for the transaction. Treas. Reg. Sections 1.368-1(b); 1.368-2(b)(2). Whether a transaction has a business purpose is eventually a factual question with no mathematical safe-harbor available.

     In the present matter, SAB should be able by virtue of its size to realize certain economies of scale and be more competitive with regional and national providers of financial services. Holders of FMB Common Stock will receive SAB Common Stock calculated by including a considerable premium over the book value of the FMB Common Stock to be exchanged. Additionally, holders of FMB Common Stock will receive in exchange for such a more marketable security. Based upon similar facts, the Service has ruled in the past that a reorganization has occurred. See e.g.,PLR 8803074.

     Assuming that a "reorganization" occurs, a "party to a reorganization" includes both corporations in a transaction qualifying as a reorganization when one corporation acquires properties of another corporation and, in the case of a corporation controlling the acquiring corporation, such corporation where its stock is used in the acquisition. Treas. Reg. Section 1.368-2(f). A "plan of reorganization" is a consummated transaction specifically defined as a reorganization and is not itself a broadening of the term "reorganization." Treas. Reg. Section 1.368-2(g).

     Although not directly applicable to the present matter, the Service has held that the "solely for voting stock" requirement of Sections 368(a)(1)(B) and 368(a)(1)(C) will not be violated if the acquiring corporation pays expenses of the acquired corporation that are solely and directly related to the reorganization, but will be violated if the acquiring corporation pays the individual expenses of the stockholders of the acquired corporation.
Rev. Rul. 73-54, 1973-1 C.B. 187. Even in statutory merger rulings, for ruling purposes, the Service requires a representation that each party to the merger and the stockholders of the acquired corporation will pay their respective expenses, if any, incurred in connection with the transaction. Rev. Proc. 86-42, 1986-2 C.B. 722.

     Even though a transaction would otherwise meet all of the requirements for a "reorganization" as described before, a transaction will not be considered as a "reorganization" if two or more parties to the transaction are "investment companies," at least as with respect to such an "investment company." Code, Section 368(a)(2)(F)(i). For this purpose, the term "investment company" means a "regulated investment company," a "real estate investment trust," or a corporation 50% or more of the value of whose total assets are stock and securities and 80% or more of the value of whose total assets are assets held for investment. In making this calculation, stock and securities in any subsidiary are disregarded and the parent corporation is deemed to own its ratable share of the subsidiary assets, considering for this purpose a corporation as being a subsidiary if another corporation owns 50% or more of the combined voting power of all classes of stock entitled to vote or 50% of more the total value of shares of all classes of stock outstanding. Code, Section 368(a)(2)(F)(iii). Additionally, in determining total assets, there shall be excluded cash and cash items (including receivables), government securities and in certain instances other assets acquired. Code, Section 368(a)(2)(F)(iv). Assets are held for investment if
(i) they are held primarily for gain from appreciation in value, production of passive income or both and (ii) are not held primarily for sale to customers. Prop. Treas. Reg. Section 1.368-4(d)(1). Passive income includes interest income if such interest constitutes passive income for purposes of S corporation taxation. Prop. Treas. Reg. Section 1.368-4(d)(2). Interest income directly derived in the ordinary course of a trade or business of lending or financing does not constitute passive income. Treas. Reg.
Section 1.1362-2(c)(5)(iii)(B). Among the requirements to constitute a "regulated investment company," is that the company files with its return for the taxable year an election to be a "regulated investment company" or has made such election for a previous taxable year. Code, Section Section 851(d)(1). A similar requirement is provided to constitute a "real estate investment trust." Code, Section 856(c)(1).

     In the present matter, neither SAB nor FMB have made an election to be taxed as a regulated investment company or a real estate investment trust. Accordingly, either or both can constitute an "investment company" only if 50% or more of the value of their respective assets are stocks and securities and 80% or more of the value of the total assets are held for investment.
In making their calculations, cash, cash items (including receivables) and Government securities are excluded and stock and securities in a 50%-owned subsidiary are disregarded with the parent being deemed to own its ratable share of such subsidiaries' assets. Otherwise, a "security" includes obligations of state and local governments, commodity futures contracts, shares of regulated investment companies, real estate investment trusts and other investments constituting a security within the meaning of the Investment Company Act of 1940. In the present matter, neither SAB nor FMB meet the definition of an "investment company," in that in the case of SAB less than 50% of the value of its assets constitute stock and securities of SAB only and in the case of both SAB and FMB less than 80% of the value of their total assets are held for investment.

     With respect to FMB Shareholders who elect to exercise their right to dissent to the merger, cash received with respect to a dissenter's FMB Common Stock will be treated as received by the FMB Shareholder in redemption of their FMB Common Stock, subject to the provisions and limitations of Section 302 of the Code.


                                   OPINION

     Based upon the facts set forth herein and assuming that the Merger will take place as described in the Agreement and that the representations made by SAB and FMB are true and correct at the time of consummation of the Merger, it is our opinion that:

          (i) the Merger will constitute a reorganization within the meaning of Section 368 of the Code;

          (ii) no gain or loss will be recognized by a holder of FMB Common Stock upon conversion in the Merger of FMB Common Stock into SAB Common Stock;

          (iii) the basis of SAB Common Stock to be received in the Merger by a holder of FMB Common Stock will be the same as such holder's basis in the FMB Common Stock exchanged therefor;

          (iv) the holding period of SAB Common Stock to be received in the Merger by a holder of FMB Common Stock will include the period during which such holder held the FMB Common Stock exchanged therefor, provided that such FMB Common Stock were held as a capital asset immediately prior to the consummation of the Merger;

          (v) the receipt of cash in exchange for a fractional share interest in a SAB Share will be treated as received in exchange for such fractional share interest;

          (vi) SAB and FMB will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

          (vii) no gain or loss will be recognized by SAB or FMB in connection with the reorganization; and

          (viii) the receipt of cash by a FMB Shareholder who exercises his or her rights to dissent will be treated as received in exchange for such FMB Common Stock.

     The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out therein, which we have assumed and you have confirmed to be true on the date hereof and will be true on the date on which the proposed transaction is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transaction.

     We consent to the use of this opinion as an exhibit to the Registration Statement to be filed by SAB relating to the proposed Merger and to the reference to us under the heading "Legal Matters" in the Joint Proxy
Statement and Prospectus included in the Registration Statement. This opinion is being provided solely for the use of FMB. No other person or party shall be entitled to rely on this opinion.


                              Very truly yours,

                              Maynard, Cooper & Gale, P.C.

                              EXHIBIT A

                    STATEMENT OF FACTS AND REPRESENTATIONS


     This Statement of Facts and Representations is made on behalf of First Monco Bancshares, Inc., and, as to paragraph 5, by affiliates and 1% shareholders of that institution to Maynard, Cooper & Gale, P.C., and is intended to be relied upon in the issuance of an opinion as to certain federal tax consequences arising from consummation of the transactions described in the Agreement and Plan of Merger dated May 31, 1996 as amended and restated as of August 21, 1996 by and between First Monco Bancshares, Inc. and South Alabama Bancorporation, Inc. Capitalized terms shall have the meaning assigned to them in the opinion of Maynard, Cooper & Gale, P.C. dated September 16, 1996, to First Monco Bancshares, Inc.

     1. Both the fair market value and adjusted basis of assets of FMB to be transferred to SAB will equal or exceed the sum of liabilities to be assumed by SAB, plus the amount of liabilities, if any, to which the transferred assets are subject.

     2. The fair market value of the SAB Common Stock and cash consideration in the case of fractional shares will be approximately equal to the fair market value of the FMB Common Stock surrendered in exchange therefor.

     3. The liabilities of FMB to be assumed by SAB and the liabilities to which transferred assets of FMB are subject were incurred by FMB in the ordinary course of its business.

     4. The following individuals and entities own 1% or more of the outstanding FMB Common Stock, and own directly the following number of FMB Common Stock:

             FMB Shareholder                       FMB Common Stock

          Annie Maud Barnett                               677
          Barbara Lazenby Barnett                          851
          Elizabeth H. Barnett c/o John B. Barnett, Jr.    399
          John B. Barnett, Jr.                             691
          John B. Barnett, III                             585
          John B. Barnett, III and AmSouth Bank of Alabama 767
             Trustees under Annie Maud Barnett
             Retained Annuity Trust
          JoAnn W. Beduerftig                              266
          Cede & Company                                   144
          J. R. Harper                                     250

             FMB Shareholder                       FMB Common Stock

          JoAnn J. Harris                                  653
          Nellie N. Jackson                                653
          Cecil C. Jernigan and Genevieve H. Jernigan      266
             JTWROS and not as TIC
          John J. Jernigan or Juanita C. Jernigan          266
          J.C. Bradford for the benefit of
             Estate of Samuel G. Lowrey                    805
          Evelyn Jones Murphy                              160
          J. Finklea Nettles                               176
          Anne Hayles Barnett Zimmerman                    835

     5. To the best knowledge of the officers of FMB, there is no plan or intention by any of the individuals or entities listed in paragraph 4 to sell, exchange, or otherwise dispose of any of the SAB Common Stock received in the Merger.

     6. To the best knowledge of the officers of FMB, there is no plan or intention on the part of the holders of the FMB Common Stock to sell, exchange, or otherwise dispose of a number of SAB Common Stock received in the Merger that would reduce the SAB Common Stock received by such holders to less than 50% of the value of all FMB Common Stock as of the effective date of the Merger.

     7. FMB does not have any indebtedness of SAB or any subsidiary of SAB that was issued, acquired or will be settled at a discount, or that was issued or acquired in connection with this transaction.

     8. Any cost or expense incurred by a holder of FMB Common Stock will be for his own account and will not be paid by FMB.

     9.   The payment of cash in lieu of fractional shares of SAB Common
Stock is solely for the purpose of avoiding the expense and inconvenience to SAB of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the holders of FMB Common Stock instead of issuing fractional shares of SAB Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the holders of FMB in exchange for their shares of FMB Common Stock. The fractional share interests of each FMB Common Stock will be aggregated, and no holder of FMB Common Stock will receive cash in an amount equal to or greater than the value of one full share of SAB Common Stock.

     10.  The fee to be paid John B. Barnett, Jr., Haniel F. Croft and John
B. Barnett, III, as directors of SAB, is not allocable to any of the FMB Common Stock owned by such individuals. Any consideration to be paid by SAB to John B. Barnett, III and Haniel F. Croft pursuant to employment agreements is not allocable to any of the FMB Common Stock. No shareholder or employee of FMB will receive any consideration for the FMB Common Stock owned by such shareholder-employee in the form of compensation for services rendered or to be rendered and all compensation to such shareholder-employee for services rendered or to be rendered will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     11. FMB is not under the jurisdiction of a court in a Title 11 or similar case.

     12. As of June 30, 1996, the total assets of FMB, exclusive of cash, cash items (including receivables) and Government securities was $78,489,000. Of this amount, the total value of the assets held for investments constitutes $53,797,000, of which $53,797,000 consists of stock and securities.

     13. As of the date hereof, there has been no substantial change from March 31, 1996 in FMB's total assets or that portion of FMB's total assets represented by investment securities.

     14. Except as will be effected by the Merger, there has been no change in the issued and outstanding FMB Common Stock since December 31, 1995.

     15. The holders of FMB Common Stock as of September 16, 1996, are as set forth on Exhibit A-1 attached hereto.


                              FIRST MONCO BANCSHARES, INC.



                              By:      John B. Barnett, III
                              Its:      Chairman

                                  EXHIBIT B

                    STATEMENT OF FACTS AND REPRESENTATIONS


     This Statement of Facts and Representations is made on behalf of South Alabama Bancorporation, Inc., to Maynard, Cooper & Gale, P.C., and is intended to be relied upon in the issuance of an opinion as to certain federal tax consequences arising from consummation of the transactions described in the Agreement and Plan of Merger dated May 31, 1996 as amended and restated as of August 21, 1996 by and between First Monco Bancshares, Inc. and South Alabama Bancorporation, Inc. Capitalized terms shall have the meaning assigned to them in the opinion of Maynard, Cooper & Gale, P.C. dated September 16, 1996, to First Monco Bancshares, Inc.

     1. The fair market value of the SAB Common Stock and cash consideration in the case of fractional shares will be approximately equal to the fair market value of the FMB Common Stock surrendered in exchange therefor.

     2. Each share of SAB common stock (excluding shares held by stockholders who perfect their dissenter's right of appraisal as provided in the Merger Agreement) issued and outstanding immediately prior to the effective time of the Merger shall remain issued and outstanding from and after the effective time.

     3. SAB does not have any indebtedness of FMB or any subsidiary of FMB that was issued, acquired or will be settled at a discount, or that was issued or acquired in connection with this transaction.

     4. SAB has no plan or intention to sell or otherwise dispose of any of the assets of FMB acquired in the transaction, except for dispositions made, or to be made, in the ordinary course of business or for transfers to another corporation controlled by SAB. Following the Merger, SAB will continue the historic business of FMB and use a significant portion of FMB's assets in such business.

     5. SAB has no plan or intention to reacquire any SAB Common Stock issued in this transaction.

     6. None of SAB, its subsidiaries (other than in a fiduciary capacity), directors and executive officers owned on May 31, 1996 any FMB Share.

     7.   The payment of cash in lieu of fractional shares of SAB Common
Stock is solely for the purpose of avoiding the expense and inconvenience to SAB of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the holders of FMB Common Stock instead of issuing fractional shares of SAB Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the holders of FMB in exchange for their shares of FMB Common Stock. The fractional share interests of each FMB Common Stock will be aggregated, and no holder of FMB Common Stock will receive cash in an amount equal to or greater than the value of one full share of SAB Common Stock.

     8. As of June 30, 1996, the total assets of SAB, exclusive of cash, cash items (including receivables) and Government securities were
$211,209,000. Of this amount, the total value of the assets held for investment constitutes $53,576,000, of which $53,176,000 consists of stock and securities. As of the date hereof, there has been no substantial change in SAB's total assets, the portion of SAB's total assets held for investment, or that portion represented by stock and securities.

     9. SAB is not under the jurisdiction of a court in a Title 11 or similar case.


                           SOUTH ALABAMA BANCORPORATION, INC.



                           By:         F. Michael Johnson
                           Its:         Chief Financial Officer and Secretary